AMENDMENT NO. 3

TO SECOND AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST OF

SHORT-TERM INVESTMENTS TRUST

This Amendment No. 3 (the “Amendment”) to the Second Amended and Restated Agreement and Declaration of Trust of Short-Term Investments Trust (the “Trust”) amends, effective, March 27, 2019, the Second Amended and Restated Agreement and Declaration of Trust of the Trust dated as of April 11, 2017, as amended (the “Agreement”).

Under Section 9.7 of the Agreement, this Amendment may be executed by a duly authorized officer of the Trust.

WHEREAS, the Trustees of the Trust approved this amendment and a vote of the Shareholders are not required for this amendment;

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.	Section 3.2 is amended to read as follows:

Section 3.2 Trustees. The number of Trustees shall be such number as shall be fixed from time to time by a majority of the Trustees; provided, however, that the number of Trustees shall in no event be less than two (2) nor more than (20).

2.	All references in the Agreement to “this Agreement” shall mean the Agreement as amended by this Amendment.

3.	Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment as of March 27, 2019.

By:	/s/ Jeffrey H. Kupor
Names: Jeffrey H. Kupor
Title: Senior Vice President